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Exhibit 10.513

CHIRON CORPORATION
NOTICE OF GRANT OF PERFORMANCE STOCK OPTION

«First            Name» «Last            Name»            Option Number: «Number» «Address            Line            1»                         Plan:            « Plan» «City,» «State» «Zip            Code» ID:            «SSN»

You have been granted a(n) «Long            Type» to buy «Shares            Granted» shares of Chiron Corporation stock at «Option            Price» per share, effective as of «Option            Date» (the "Option Grant Date").

        This Option shall become exercisable on the 7th anniversary of the Option Grant Date if Optionee's employment has not terminated (for any reason, including discharge, voluntary quit, death, disability or Retirement) before that date. The Option may become exercisable before that date in accordance with the performance acceleration provisions set forth in Exhibit B or pursuant to the terms of Paragraph C of the Form 2000-1 Form Performance Stock Option Agreement (the"Agreement"), relating to certain terminations of employment following certain corporate transactions. However, this option shall not become exercisable for any additional shares after Optionee's termination of employment, except to the limited extent permitted under the Agreement with respect to performance-based accelerated vesting in the event of Retirement (as defined in the Agreement). In no event may this Option be exercised for any fractional shares.

        This Option will expire ten years from its date of grant above or earlier as set forth in the 2000-1 Form Performance Stock Option Agreement.

        Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Chiron Corporation 1991 Stock Option Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the 2000-1 Form Performance Stock Option Agreement. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

        No Employment Contract.    Nothing in this Notice or in the 2000-1 Form Performance Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in the employ of the Corporation or any affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Corporation or an affiliate to reduce such Optionee's compensation or to terminate Optionee's employment at any time, with or without cause; but nothing contained in this Notice shall affect any contractual rights of Optionee pursuant to a written employment agreement.

        Withholding.    The Option holder agrees, as a condition to the exercise of this Option, to make appropriate arrangements with the Committee, the Corporation, or any subsidiary that employs the Option holder for the satisfaction of any federal, state or local income and employment tax withholding requirements applicable to the exercise of this Option or the sale of shares acquired under this Option.

        Definitions.    All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the 2000-1 Form Performance Stock Option Agreement.

DATED:	, 2002
CHIRON CORPORATION
By:
Title:

ATTACHMENT

EXHIBIT A: 2000-1 FORM PERFORMANCE STOCK OPTION AGREEMENT

EXHIBIT B: PERFORMANCE VESTING ACCELERATION

EXHIBIT A
CHIRON CORPORATION
2000-1 FORM PERFORMANCE STOCK OPTION AGREEMENT

A.    Manner of Exercising Option.

        1. To the extent exercisable under the Grant Notice and this Agreement, this Option may be exercised before the Expiration Date set forth in the Grant Notice (or earlier termination of this Option) by delivering written notice in such form and to such person as the Corporation specifies. The exercise date will be the date that this notice is delivered ("Exercise Date"). The Option holder must furnish such documentation as the Corporation may request to verify that such person has the right to exercise this Option. The holder of this Option will not have any stockholder rights with respect to the Option Shares until such person has exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

        2. Upon exercise, the Optionee must pay the full Exercise Price to the Corporation in one or more of the following forms: cash, shares of Common Stock of the Corporation held by the Option holder for the requisite period to avoid a charge to the Corporation's earnings and valued as of the Exercise Date, or delivery in a manner approved by the Corporation of irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price. In order to assist in the acquisition of shares of Common Stock pursuant to this Agreement, the Committee may (but is not required to) authorize the extension of a loan to Optionee from the Corporation, the payment by Optionee of the Exercise Price in installments, or a guarantee by the Corporation of a loan obtained by Optionee from a third party.

        3. For purposes of this Option, Fair Market Value of a share of Common Stock on any date will be determined under the terms of the Plan, which, as long as the Common Stock is traded on the NASDAQ system and the Committee administering the Plan does not determine otherwise, will be the average of the high and low price of one share of Common Stock during NASDAQ's regular trading session, as determined by the Committee using such publicly available sources as it may specify.

B.    Termination.    If the Optionee's employment terminates before the Expiration Date, this Option will expire early and cease to be exercisable in accordance with the following provisions. For purposes of these provisions, the term "employment" includes service as an employee, an independent contractor or a consultant for the Corporation or a parent or subsidiary entity.

        1. If Optionee terminates employment other than by reason of Retirement, death, a disability that qualifies for benefits under the Corporation's long-term disability program, or Cause (each as defined below) during the option term, this Option will terminate on the earlier of the Expiration Date or 3 months after the date of termination of employment. For purposes of this paragraph B, an employee who goes on an approved disability leave will be deemed to have terminated employment on the earlier of the end of such leave (if Optionee has not returned to employment with the Corporation on or before the end of such leave) or one year after the beginning of the leave.

        2. If Optionee terminates employment by Retirement during the option term, this Option will terminate on the earlier of the Expiration Date or 36 months after such termination of employment. Retirement means termination of employment by an employee (by reason other than death or Cause) after all of the following has occurred (i) the Optionee has completed 5 or more years of continuous employment, (ii) the Optionee has attained age 55 and (iii) the sum of the Optionee's age in full years and full years of employment equals at least 65.

        3. If Optionee takes an approved disability leave during the option term and qualifies for benefits under the Corporation's long-term disability insurance program (but not for Retirement), the Option will terminate on the earlier of the Expiration Date or 36 months after the start of the leave.

        4. If Optionee is on an approved leave of absence without pay, the date on which this option would become exercisable solely by reason of continued employment (assuming there were not performance-based acceleration of vesting) shall be deferred by the number of days of such unpaid leave (in excess of 31 in the case of a personal leave), provided that in the case of a leave during which Optionee has a statutory or contractual right to reemployment for some period, such exercisability shall be deferred by the number of days by which such leave extends beyond the date of lapse of such right.

        5. If Optionee dies while this Option is outstanding, the person or entity who succeeds to this Option will have the following period to exercise this Option: (i) if Optionee is employed by the Corporation at the time of death, the 36 month period following the date of death, (ii) if Optionee terminated employment before death by reason other than Retirement, Cause or disability that qualifies for benefits under the Corporation's long-term disability program, the 12 month period following the date of death or (iii) if Optionee terminated employment before death by reason of Retirement or disability that qualifies for benefits under the Corporation's long term disability program, 36 months after the date of such Retirement or, in the case of a qualifying disability, the start of the disability leave. However, in no event can this Option be exercised after the Expiration Date.

        6. After Optionee's termination of employment, this Option cannot be exercised for more than that number of Option Shares (if any) for which it is exercisable on the date of such termination (including Option Shares for which the Option becomes exercisable in accordance with C.2. below upon such termination), provided that, if termination occurs by reason of Retirement (including termination by reason of disability after becoming eligible for Retirement), then during the 36 month period of limited exercisability following such termination of employment the Option will continue to vest and become (and remain) exercisable to the extent that, and only to the extent that, it would have become exercisable under the performance-based vesting acceleration provisions of Exhibit B during such period if Optionee had remained employed during such period. (If termination of employment occurs, for any reason, before the 7th anniversary of the Option Grant Date, no shares shall vest on that date, even if such termination was due to Retirement within 36 months before such date.) Upon the expiration of any applicable limited period of exercise or (if earlier) upon the Expiration Date, this Option will terminate and cease to be outstanding.

        7. Notwithstanding any provision of this Agreement to the contrary, if Optionee's employment is terminated for Cause or if, during any limited period of exercisability following termination of employment by reason of Retirement or disability that qualifies for benefits under the Corporation's long-term disability program, Optionee engages in any activity which would justify termination for Cause, then this Option will terminate and cease to be outstanding on the date of such termination of employment or, if such activity occurs after termination of employment, the date the Optionee engages in such activity. If any provision of this paragraph contravenes or is invalid under the applicable laws of any state, this entire paragraph will not be invalidated, but will be construed and enforced insofar as the laws of that state are concerned as not containing the particular provision or provisions that is invalid in that state.

C.    Change in Control.

        1. Failure to Assume. If the Corporation or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Corporation, enter into an agreement to merge or consolidate with another entity or enter into a plan of reorganization or liquidation, then this Option, to the extent not previously exercised or terminated, may be exercised, immediately before the consummation of such transaction with respect to all the shares of Common Stock purchasable under this Option, unless this Option will be either continued or assumed by the successor entity or its parent or replaced with a comparable option to purchase equity interests of the successor entity or parent thereof. The Committee will determine such comparability, and its determination will be final, binding and conclusive. Upon consummation of such a transaction, this Option, whether or not accelerated, will terminate and cease to be exercisable, unless continued or assumed by the successor entity or parent thereof.

        2. Certain Terminations Following a Change in Control. If there is a Change in Control of the Corporation pursuant to which the exercisability of the Option does not accelerate in full pursuant to 1. above and there is a Qualifying Termination of Optionee's employment that is both (i) within twenty-four (24) calendar months after the Change in Control and (ii) before the last day of the last Measurement Period for possible performance acceleration pursuant to Exhibit B, then this Option will become immediately exercisable for the Option Shares then subject to this Option. For this purpose, the following definitions apply:

a.
A "Change in Control" of the Corporation shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

(i)
The "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Corporation is acquired, directly or indirectly, by a Person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation); or

(ii)
During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
The stockholders of the Corporation approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Corporation stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of January 5, 1995, as amended through December 9, 2000, provided the acquiring entity's Corporation stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Corporation securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to the Optionee, if the Optionee is part of a purchasing group that consummates the Change-in-Control transaction. The Optionee shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Optionee is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

b.
"Qualifying Termination" means any of the following events:

(i)
An involuntary termination of the Optionee's employment by the Corporation for reasons other than Cause, death or disability;

  (ii)
  A voluntary termination by the Optionee for Good Reason pursuant to a written notice of termination delivered to the Corporation by the Optionee; provided that, if upon receiving such notice of termination, the Corporation requests that the Optionee remain an employee for a period ending no later than six (6) months following the date of the Change in Control (the "Transition Employment Period") with compensation and benefits equal to or greater than the Optionee's compensation and benefits immediately before the Qualifying Termination (or, if more favorable to the Optionee, immediately before the Change in Control), the Optionee will not be deemed to have a Qualifying Termination unless he or she remains employed throughout the Transition Period or Executive's employment earlier terminates due to death, disability or involuntary termination by the Corporation for reason other than Cause.

c.
"Cause" means:

(i)
The Optionee's willful and continued failure to substantially perform his/her duties with the Corporation (other than any such failure resulting from disability or occurring after the Optionee has notified the Corporation in writing of his or her termination for Good Reason, but, in the latter case, only if the Corporation has not requested a Transition Employment Period for the Optionee), after a written demand for substantial performance is delivered to the Optionee that specifically identifies the manner in which the Corporation believes that the Optionee has willfully failed to substantially perform his/her duties, and after the Optionee has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)
The Optionee's material act of dishonesty, fraud or embezzlement against the Corporation, unauthorized disclosure of confidential information or trade secrets of any of the Corporation or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct (other than conduct covered under (i) above) that is demonstrably injurious to the Corporation, monetarily or otherwise; or

(iii)
The Optionee's having been convicted of a felony.

For purposes of this subparagraph, no act, or failure to act, on the Optionee's part shall be deemed "willful" unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the action or omission was in the best interests of the Corporation.

d.
"Good Reason" shall mean, without the Optionee's express written consent, the occurrence of any one or more of the following:

(i)
The assignment of the Optionee to duties materially inconsistent with the Optionee's authorities, duties, responsibilities as an employee of the Corporation, or a material reduction in the nature or status of the Optionee's authorities, duties, or responsibilities than those in effect immediately preceding the Change in Control;

(ii)
The Corporation's requiring the Optionee to be based at a location which is at least fifty (50) miles further from the Optionee's current primary residence than is such residence from the Corporation's current headquarters, except for required travel on the Corporation's business to an extent substantially consistent with the Optionee's business obligations as of the Effective Date;

(iii)
A material reduction in the Optionee's Base Salary or bonus opportunity as in effect on the Effective Date or as the same shall be increased from time to time;

(iv)
A material reduction in the Optionee's level of participation in any of the Corporation's short-and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Optionee participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Optionee's reduced level of participation in each such program remains substantially consistent with the average level of participation of other employees who have positions commensurate with the Optionee's position. Long-term incentive plans shall mean the Chiron Executive Long-Term Incentive Plan, the 1991 Stock Option Plan, and any other similar plans instituted by the Corporation.

However, the occurrence of an event set forth in (i) through (iv) above shall not constitute Good Reason if the Corporation has cured such event within fifteen (15) days of receipt of written notice from the Optionee that such event has occurred and constitutes Good Reason.

        3. Right to Effect Transactions. This Agreement does not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

D.    Adjustment in Option Shares.    If there is a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments will be made to (i) the total number and/or class of securities subject to this Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

E.    Limited Transferability.    This Option cannot be transferred or assigned other than by will or by the laws of descent and distribution and, during Optionee's lifetime, can only be exercised by Optionee, unless and to the extent that this Option is originally designated a Non-Statutory Option, in which case, subject to such limitations as the Corporation may establish from time to time for administrative and regulatory compliance reasons (including continued eligibility of Registration Form-S-8), this Option may be assigned by Optionee by gift or pursuant to a domestic relations order to one or more of Optionee's family members or an entity owned, benefiting or controlled by the Optionee or one or more of Optionee's family members. Notwithstanding the foregoing, the Optionee may also designate a beneficiary to whom this Option will automatically be transferred if still outstanding upon the Optionee's death. The terms of this Option are binding upon the executors, administrators, successors and assigns of the Optionee.

F.    Compliance with Plan, Laws and Regulations.    The exercise of this Option and the issuance of the Option Shares upon such exercise is subject to the terms of the Plan and compliance by the Corporation and Optionee with all applicable laws and with all applicable regulations of any stock exchange on which the Common Stock is listed for trading at the relevant time. If the Corporation cannot obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of Common Stock pursuant to this Option, the Corporation will not have any liability with respect to the failure to issue the Common Stock as to which such approval is not obtained.

G.    Additional Terms Applicable to an Incentive Option.    If this Option is designated an Incentive Option in the Grant Notice, the following terms and conditions will also apply to the grant:

        1. This Option will not qualify for favorable tax treatment as an Incentive Option to the extent that it is exercised: (A) more than 3 months after the date Optionee ceases to be an employee for any reason other than death or permanent and total disability or (B) more than 12 months after the date Optionee ceases to be an employee by reason of permanent and total disability. For this purpose (i) permanent and total disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and (ii) an employee on a leave of absence will be deemed to have terminated employment on the 91st day after the employee no longer has a contractual or statutory right to reemployment.

        2. To the extent that the aggregate Fair Market Value of the stock for which options intended to be Incentive Options first become exercisable during any calendar year (under this Plan or any other plan of the Corporation or any parent or subsidiary and whether by reason of initial installment exercisability or acceleration of exercisability upon a Change in Control) would exceed $100,000 in the aggregate, the options shall not qualify as Incentive Options, but shall be exercisable as Non-Statutory Options. The foregoing limit will be applied by taking into account options in the order in which they were granted.

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CHIRON CORPORATION NOTICE OF GRANT OF PERFORMANCE STOCK OPTION
EXHIBIT A CHIRON CORPORATION 2000-1 FORM PERFORMANCE STOCK OPTION AGREEMENT